Exhibit 99.1

Care Capital Properties Reports Second Quarter 2016 Results

Produces Net Income of $0.44 Per Diluted Share and Normalized FFO of $0.79 Per Diluted Share – Raises 2016 Guidance

CHICAGO--(BUSINESS WIRE)--August 11, 2016--Care Capital Properties, Inc. (NYSE: CCP) (“CCP” or the “Company”), a company with a diversified healthcare portfolio of triple-net leased properties, focused on the post-acute sector, today announced operating results for the quarter ended June 30, 2016. The Company began operating as an independent, publicly traded company on August 18, 2015, following the completion of its spin-off from Ventas, Inc. (NYSE: VTR) (“Ventas”). The financial results reported for the prior year second quarter represent operating results that have been “carved-out” of Ventas’s consolidated financial statements.

“As we approach the end of our first year of being a stand-alone company, we have made significant progress evidenced by the solid results we have produced in the second quarter and first half of 2016,” stated CCP Chief Executive Officer Raymond J. Lewis. “Our team’s great performance has enabled us to execute on many of our strategic initiatives, including putting in place our permanent capital structure. Based on our first half results in 2016 and the revised timing as it relates to optimization of the portfolio, we are able to raise our guidance. We intend to continue to reinvest and upgrade the portfolio, while evaluating recycling of capital through dispositions. The net result of these activities will make our company even stronger over the long term.”

Second Quarter Highlights and Recent Events

  Net income attributable to CCP for the quarter ended June 30, 2016 was $37 million, or $0.44 per diluted common share, compared to $38 million, or $0.45 per diluted share in the same prior year period. The decrease is primarily attributable to the incurrence of interest expense, partially offset by investments in 2015 and 2016 and contractual rent escalations.
  Normalized Funds from Operations (“FFO”) for the quarter ended June 30, 2016 was $66 million, or $0.79 per diluted common share, compared to $73 million, or $0.87 per diluted common share in the same prior year period. FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), was $64 million, or $0.77 per diluted common share, compared to $72 million, or $0.87 per diluted common share in the same prior year period. The reduction year-over-year is primarily attributable to interest expense, as the Company had no debt prior to the spin-off, partially offset by investments in 2015 and 2016 and contractual rent escalations.
  Normalized Funds Available for Distribution (“FAD”) for the quarter ended June 30, 2016 was $65 million. For the six months ended June 30, 2016, normalized FAD totaled $129 million. For the six months ended June 30, 2016, cash flow from operations after non-revenue-enhancing capital expenditures and dividends totaled approximately $22.4 million.
  Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) totaled $78 million for the quarter ended June 30, 2016, an increase of 6.5 percent over the second quarter of 2015, primarily due to investments in 2015 and 2016 and contractual rent escalations.
  As previously disclosed, in May, CCP disposed of seven assets pursuant to a tenant purchase option for total consideration of $95.1 million, representing an 8.5 percent yield on rent. Concurrently with the sale, the Company originated a $25 million four-year mezzanine loan to the purchaser. The loan bears interest at a rate of 10 percent per year, is secured by the equity interests in subsidiaries of the borrower and is cross-collateralized and cross-defaulted to the Company’s lease agreements with affiliates of the borrower. During the quarter, CCP disposed of one additional skilled nursing facility for proceeds of $1.5 million.

Operating Results

Redevelopment and development investments in the quarter totaled approximately $10.5 million at an average initial cash yield of 8.5 percent.

Cash net operating income (“NOI”) for the 328 same-store properties increased 2.4 percent for the second quarter of 2016 compared to the second quarter of 2015. Cash NOI for the 336 same-store properties grew 2.9 percent for the second quarter of 2016 compared to the first quarter of 2016. For the quarter ended March 31, 2016 (the latest period available), trailing 12-month EBITDARM coverage for the total portfolio was 1.8x, EBITDAR coverage was 1.4x and Q-mix was 54 percent.

Balance Sheet and Capital Markets Activities

In May, as previously announced, CCP’s wholly owned operating partnership, Care Capital Properties, LP (“Care Capital LP”), issued and sold $100 million aggregate principal amount of 5.38% Senior Notes due 2027 in a private placement. The proceeds from the sale were used to repay a portion of Care Capital LP’s $600 million term loan maturing in 2017.

At June 30, 2016, CCP had over $537 million of available borrowing capacity under its revolving credit facility. Net debt to Adjusted EBITDA was 4.7x as of June 30, 2016.

Subsequent to quarter end, Care Capital LP issued and sold $500 million aggregate principal amount of 5.125% Senior Notes due 2026 in a private offering. Also subsequent to quarter end, the Company entered into a $135 million three-year mortgage loan at a floating rate of LIBOR plus 1.80 percent. The mortgage loan is expected to be refinanced with a long-term fixed rate mortgage loan from the Department of Housing and Urban Development (“HUD”). Net proceeds from these financings were used to repay in full Care Capital LP’s $600 million term loan maturing in 2017 and to repay a portion of its $800 million term loan maturing in 2020. With these repayments, the Company has less than $70 million in floating rate term loans, total floating rate debt of 18 percent and a weighted average maturity of 6.8 years with a weighted average interest rate of 3.7 percent.

Dividend

On June 30, 2016, the Company paid a cash dividend of $0.57 per share to stockholders of record as of June 10, 2016, representing a payout ratio of 72 percent of normalized FFO for the second quarter.

2016 Normalized FFO Guidance

The Company is raising its 2016 normalized FFO guidance range to $2.92 to $2.98 per diluted common share, from the prior range of $2.85 to $2.95 per diluted common share. The 2016 NAREIT FFO range is now expected to be between $2.85 and $2.91 per diluted common share, up from the previously announced range of $2.80 to $2.90. These increases are due primarily to the Company’s revised timing in regards to portfolio optimization activities that are now expected to occur in the second half of the year and in 2017, resulting in higher rental income than previously anticipated in 2016. In addition, the Company’s loan and other income is higher than anticipated, partially offset by higher expenses.

Webcast and Conference Call

The Company’s Second Quarter Webcast and Conference Call will be held today, August 11, 2016, at 10:00 A.M. Eastern Time (9:00 A.M. Central Time). The webcast will be live and can be accessed at CCP’s website at www.carecapitalproperties.com.

The dial-in number for the conference call is (888) 349-0115 or (412) 317-5143 for international callers and (855) 669-9657 for Canadian callers. Please ask to be joined to the Care Capital Properties, Inc. call.

Replay:

A replay of the call will be available at CCP’s website, or by calling (877) 344-7529 or (412) 317-0088 for international callers and (855) 669-9658 for Canadian callers, passcode 10089313, beginning on August 11, 2016 at approximately 12:00 P.M. Eastern Time, and will remain available until September 11, 2016.

About Care Capital Properties

Care Capital Properties, Inc. is a healthcare real estate investment trust with a diversified portfolio of triple-net leased properties, focused on the post-acute sector. The Company’s skilled management team is fully invested in delivering excellent returns by forging strong relationships with shareholders, operators, and employees.

Supplemental information about Care Capital Properties, Inc. can be found on the Company’s website under the “Investors” section at: www.carecapitalproperties.com/investors/financial-information/documents.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding CCP’s or its tenants’ or borrowers’ expected future financial condition, results of operations, cash flows, funds from operations, dividends and dividend plans, financing opportunities and plans, capital markets transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and actual results may differ materially from CCP’s expectations. Except as required by law, CCP does not undertake a duty to update these forward-looking statements, which speak only as of the date on which they are made.

Factors that could cause CCP’s actual future results and trends to differ materially from those anticipated are discussed in its filings with the Securities and Exchange Commission and include, without limitation: (a) the ability and willingness of CCP’s tenants, borrowers and other counterparties to satisfy their obligations under their respective contractual arrangements with CCP, including, in some cases, their obligations to indemnify, defend and hold harmless CCP from and against various claims, litigation and liabilities; (b) the ability of CCP’s tenants and borrowers to maintain the financial strength and liquidity necessary to satisfy their respective obligations and liabilities to third parties, including, without limitation, obligations under their existing credit facilities and other indebtedness; (c) CCP’s success in implementing its business strategy and its ability to identify, underwrite, finance, consummate and integrate suitable acquisitions and investments; (d) macroeconomic conditions such as a disruption of or lack of access to the capital markets, changes in the debt rating on U.S. government securities, default or delay in payment by the United States of its obligations, and changes in the federal or state budgets resulting in the reduction or nonpayment of Medicare or Medicaid reimbursement rates; (e) the nature and extent of competition in the markets in which CCP’s properties are located; (f) the impact of pending and future healthcare reform and regulations, including cost containment measures, quality initiatives and changes in reimbursement methodologies, policies, procedures and rates; (g) increases in CCP’s borrowing costs as a result of changes in interest rates and other factors; (h) the ability of CCP’s tenants to operate CCP’s properties in compliance with applicable laws, rules and regulations, to deliver high-quality services, to hire and retain qualified personnel, to attract residents and patients and to participate in government and managed care reimbursement programs; (i) changes in general economic conditions or economic conditions in the markets in which CCP may, from time to time, compete for investments, capital and talent, and the effect of those changes on CCP’s earnings and financing sources; (j) CCP’s ability to repay, refinance, restructure or extend its indebtedness as it becomes due; (k) CCP’s ability and willingness to maintain its qualification as a real estate investment trust in light of economic, market, legal, tax and other considerations; (l) final determination of CCP’s taxable net income for the year ended December 31, 2015 and for current and future years; (m) the ability and willingness of CCP’s tenants to renew their leases with CCP upon expiration of the leases, CCP’s ability to reposition its properties on the same or better terms in the event of nonrenewal or in the event CCP exercises its right to replace an existing tenant, and obligations, including indemnification obligations, CCP may incur in connection with the replacement of an existing tenant; (n) year-over-year changes in the Consumer Price Index and the effect of those changes on the rent escalators contained in CCP’s leases and on CCP’s earnings; (o) CCP’s ability and the ability of its tenants and borrowers to obtain and maintain adequate property, liability and other insurance from reputable, financially stable providers; (p) the impact of increased operating costs and uninsured professional liability claims on CCP’s or its tenants’ or borrowers’ liquidity, financial condition and results of operations, and the ability of CCP and its tenants and borrowers to accurately estimate the magnitude of those costs and claims; (q) consolidation in the healthcare industry resulting in a change of control of, or a competitor’s investment in, one or more of CCP’s tenants or borrowers or significant changes in the senior management of CCP’s tenants or borrowers; (r) the impact of litigation or any financial, accounting, legal or regulatory issues that may affect CCP or its tenants or borrowers; and (s) changes in accounting principles, or their application or interpretation, and CCP’s ability to make estimates and the assumptions underlying the estimates, which could have an effect on CCP’s earnings. Many of these factors are beyond the control of CCP and its management.

CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except per share amounts)

	June 30	December 31,
	2016	2015

Assets
Real estate investments:
Land and improvements	$270,782	$287,193
Buildings and improvements	2,885,194	2,984,257
Construction in progress	36,121	33,646
Acquired lease intangibles	95,105	101,869
	3,287,202	3,406,965
Accumulated depreciation and amortization	(732,659)	(704,210)
Net real estate property	2,554,543	2,702,755
Net investment in direct financing lease	22,300	22,075
Net real estate investments	2,576,843	2,724,830
Secured and unsecured loans receivable, net	62,512	29,727
Cash	12,914	16,995
Goodwill	138,269	145,374
Other assets	44,104	38,043
Total assets	$2,834,642	$2,954,969

Liabilities and equity
Liabilities:
Term loans and other debt	$1,447,983	$1,524,863
Tenant deposits	54,344	57,974
Lease intangible liabilities, net	118,070	130,348
Accounts payable and other liabilities	32,156	24,048
Deferred income taxes	2,019	1,889
Total liabilities	1,654,572	1,739,122

Commitments and contingencies

Equity:
Preferred stock, $0.01 par value; 10,000 shares authorized, unissued	—	—
Common stock, $0.01 par value; 300,000 share authorized; 83,970 and 83,803 shares issued at June 30, 2016 and December 31, 2015, respectively	840	838
Additional paid-in-capital	1,269,700	1,264,650
Dividends in excess of net income	(79,863)	(51,056)
Treasury stock, 1 and 0 shares at June 30, 2016 and December 31, 2015, respectively	(29)	—
Accumulated other comprehensive income	(11,935)	—
Net parent investment	—	—
Total CCP equity	1,178,713	1,214,432
Noncontrolling interests	1,357	1,415
Total equity	1,180,070	1,215,847
Total liabilities and equity	$2,834,642	$2,954,969

COMBINED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Unaudited)
(In thousands, except per share amounts)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2016	2015	2016	2015

Revenues:
Rental income, net	$82,316	$78,805	$163,667	$156,505
Income from investments in direct financing lease and loans	1,455	853	2,637	1,725
Real estate services fee income	1,478	—	3,183	—
Interest and other income	413	62	718	63
Total revenues	85,662	79,720	170,205	158,293

Expenses:
Interest	10,872	—	20,939	—
Depreciation and amortization	28,189	26,860	56,830	52,936
Impairment on real estate investments and associated goodwill	29	7,733	5,528	12,898
General, administrative and professional fees	8,839	5,883	16,840	12,283
Merger-related expenses and deal costs	866	507	2,026	3,755
Loss on extinguishment of debt	345	—	1,102	—
Other	125	690	219	1,105
Total expenses	49,265	41,673	103,484	82,977

Income before income taxes, real estate dispositions and noncontrolling interests	36,397	38,047	66,721	75,316
Income tax expense	(129)	—	(550)	—
Gain on real estate dispositions	872	—	752	—
Net income	37,140	38,047	66,923	75,316
Net income attributable to noncontrolling interests	(11)	64	6	112
Net income attributable to CCP	$37,151	$37,983	$66,917	$75,204

Net income	$37,140	$38,047	$66,923	$75,316
Other comprehensive loss - derivatives	(6,144)	—	(11,935)	—
Total comprehensive income	30,996	38,047	54,988	75,316
Comprehensive income attributable to noncontrolling interests	(11)	64	6	112
Comprehensive income attributable to CCP	$31,007	$37,983	$54,982	$75,204

Earnings per common share:
Basic:
Net income attributable to CCP	$0.44	$0.45	$0.80	$0.90
Diluted:
Net income attributable to CCP	$0.44	$0.45	$0.80	$0.90

Dividends declared per common share	$0.57	$—	$1.14	$—

Weighted average shares used in computing earnings per common share:
Basic	83,595	83,488	83,569	83,488
Diluted	83,672	83,659	83,639	83,659

COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2016	2015	2016	2015

Cash flows from operating activities:
Net income	$37,140	$38,047	$66,923	$75,316
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and impairment on real estate investments and associated goodwill	27,238	33,544	60,360	63,810
Amortization of above and below market lease intangibles, net	(1,950)	(2,352)	(3,982)	(4,671)
Amortization of deferred financing fees	1,244	—	2,527	—
Accretion of direct financing lease	(372)	(332)	(733)	(651)
Amortization of leasing costs and other intangibles	948	1,047	1,966	2,024
Stock-based compensation	1,424	—	2,921	—
Straight-lining of rental income, net	(21)	(39)	(41)	(79)
Gain on real estate dispositions	(872)	—	(752)	—
Loss on extinguishment of debt	345	—	1,102	—
Income tax benefit	(4)	—	131	—
Other	(25)	(35)	(52)	(67)
Changes in operating assets and liabilities:
Increase in other assets	(252)	(1,715)	(2,260)	(2,411)
(Decrease) increase in tenant deposits	(652)	6,939	(3,445)	2,535
Decrease in accounts payable and other liabilities	6,246	3,532	(3,844)	(2,250)
Net cash provided by operating activities	70,437	78,636	120,821	133,556

Cash flows from investing activities:
Net investment in real estate property	—	77,662	—	(268,582)
Investment in loans receivable	(24,117)	—	(37,996)	—
Proceeds from real estate disposals	71,600	10	76,990	10
Proceeds from loans receivable	25,279	345	35,226	686
Development project expenditures	(10,549)	(3,250)	(19,473)	(6,487)
Capital expenditures	(672)	(2,982)	(2,700)	(8,286)
Net cash provided by (used in) investing activities	61,541	71,785	52,047	(282,659)

Cash flows from financing activities:
Net change in borrowings under credit facility	(83,500)	—	(80,500)	—
Proceeds from debt	100,000	—	300,000	—
Repayment of debt	(100,000)	—	(298,000)	—
Payment of deferred financing costs	(219)	—	(2,009)	—
Distributions to noncontrolling interest	(31)	(108)	(62)	(215)
Cash distribution to common stockholders	(47,862)	—	(95,724)	—
Purchase of treasury stock	—	—	(654)	—
Net (distribution to) contribution from parent prior to separation	—	(150,192)	—	148,391
Net cash (used in) provided by financing activities	(131,612)	(150,300)	(176,949)	148,176

Net increase (decrease) in cash	366	121	(4,081)	(927)
Cash at beginning of period	12,548	1,376	16,995	2,424
Cash at end of period	$12,914	$1,497	$12,914	$1,497

NON-GAAP FINANCIAL MEASURES RECONCILIATION
Funds From Operations (FFO), Normalized FFO and Normalized Funds Available for Distribution (FAD)[1]
(Dollars in thousands, except per share amounts)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2016	2015	2016	2015

Net income attributable to CCP	$37,151	$37,983	$66,917	$75,204
Net income attributable to CCP per share	$0.44	$0.45	$0.80	$0.90

Adjustments:
Real estate depreciation and amortization	27,999	26,766	56,455	52,750
Real estate depreciation related to noncontrolling interests	(37)	(67)	(74)	(134)
Impairment on real estate investments and associated goodwill	29	7,733	5,528	12,898
Gain on real estate dispositions	(872)	—	(752)	—
Subtotal: FFO add-backs	27,119	34,432	61,157	65,514
Subtotal: FFO add-backs per share	$0.32	$0.41	$0.73	$0.78
FFO (NAREIT) attributable to CCP	$64,270	$72,415	$128,074	$140,718
FFO (NAREIT) attributable to CCP per share	$0.77	$0.87	$1.53	$1.68

Adjustments:
Income tax expense	129	—	550	—
Transition services fee expense	602	—	1,204	—
Merger-related expenses and deal costs	866	507	2,026	3,755
Amortization of other intangibles	171	—	342	—
Loss on extinguishment of debt	345	—	1,102	—
Non-cash items included in interest and other income	(372)	—	(677)	—
Lease modification fee	244	—	244	—
Subtotal: normalized FFO add-backs	1,985	507	4,791	3,755
Subtotal: normalized FFO add-backs per share	$0.02	$0.01	$0.06	$0.04
Normalized FFO attributable to CCP	$66,255	$72,922	$132,865	$144,473
Normalized FFO attributable to CCP per share	$0.79	$0.87	$1.59	$1.73

Non-cash items included in normalized FFO:
Amortization of above and below market and lease intangibles, net	(1,950)	(2,352)	(3,982)	(4,671)
Amortization of deferred financing fees	1,244	—	2,527	—
Accretion of direct financing lease	(372)	(332)	(733)	(651)
Other amortization	(25)	(35)	(51)	(67)
Straight-lining of rental income, net	(21)	(39)	(42)	(79)
Other adjustments:
Capital expenditures	(672)	(2,982)	(2,699)	(8,285)
Stock-based compensation	1,567	—	3,247	—
Merger-related expenses and deal costs	(866)	(507)	(1,730)	(3,755)
Normalized FAD attributable to CCP	$65,160	$66,675	$129,402	$126,965
Weighted average diluted shares	83,672	83,659	83,639	83,659

[1] Totals and per share amounts may not add due to rounding.

Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. However, since real estate values historically have risen or fallen with market conditions, many industry investors deem presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. For that reason, CCP considers FFO, normalized FFO and normalized FAD to be appropriate measures of operating performance of an equity REIT. In particular, CCP believes that normalized FFO is useful because it allows investors, analysts and CCP management to compare CCP’s operating performance to the operating performance of other real estate companies and between periods on a consistent basis without having to account for differences caused by unanticipated items and other events such as transactions. CCP believes that normalized FAD is useful because it allows investors, analysts and CCP management to measure the quality of the Company’s earnings.

NAREIT defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate property and impairment write-downs of depreciable real estate, plus real estate depreciation and amortization, and after adjustments for joint ventures. Adjustments for joint ventures will be calculated to reflect FFO on the same basis. CCP defines normalized FFO as FFO excluding income taxes, transition services fee expense, merger-related expenses and deal costs, amortization of other intangibles (which may be recurring in nature), loss on extinguishment of debt, non-cash items included in interest and other income, and lease modification fee. Normalized FAD represents normalized FFO excluding amortization of above and below market lease intangibles, amortization of deferred financing fees, accretion of direct financing lease, other amortization, straight-line rental adjustments, non-revenue-enhancing capital expenditures and stock-based compensation, but including merger-related expenses and deal costs on a cash basis.

FFO, normalized FFO and normalized FAD presented herein may not be comparable to similar measures presented by other real estate companies due to the fact that not all real estate companies use the same definitions. FFO, normalized FFO and normalized FAD should not be considered as alternatives to net income (determined in accordance with GAAP) as indicators of CCP’s financial performance or as alternatives to cash flow from operating activities (determined in accordance with GAAP) as measures of CCP’s liquidity, nor are they necessarily indicative of sufficient cash flow to fund all of CCP’s needs. CCP believes that in order to facilitate a clear understanding of the consolidated historical operating results of CCP, FFO, normalized FFO and normalized FAD should be examined in conjunction with net income attributable to CCP as presented elsewhere herein.

NON-GAAP FINANCIAL MEASURES RECONCILIATION
Net Debt to Adjusted EBITDA

The following information considers the effect on net income of CCP’s investments and dispositions that were completed during the three months ended June 30, 2016, as if the transactions had been consummated as of the beginning of the period, as well as income related to completed transactions that are required to be treated as installment sales under GAAP. The following table illustrates net debt to adjusted earnings before interest, taxes, depreciation and amortization, impairment on real estate investments and associated goodwill, excluding stock-based compensation, merger-related expenses and deal costs, loss on extinguishment of debt, gains (or losses) from sales of real estate property, non-cash items included in interest and other income, transition services fee expense and lease modification fee (“Adjusted EBITDA”) (dollars in thousands):
Net income	$37,140

Adjustments for investments and dispositions during the period	(806)

Adjusted net income	$36,334

Add back:
Interest	10,872
Income tax expense	129
Depreciation and amortization	28,189
Impairment on real estate investments and associated goodwill	29
Stock-based compensation	1,567
Merger-related expenses and deal costs	866
Loss on extinguishment of debt	345
Gain on real estate dispositions	(872)
Non-cash items included in interest and other income	(372)
Transition services fee expense	602
Lease modification fee	244
Adjusted EBITDA	$77,933
Adjusted EBITDA annualized	$311,732

As of June 30, 2016:
Debt	$1,447,983
Unamortized debt issuance costs	16,517
Cash	(12,914)
Net debt (adjusted for unamortized debt issuance costs)	$1,451,586

Net debt to Adjusted EBITDA	4.7x

NON-GAAP FINANCIAL MEASURES RECONCILIATION
2016 Guidance

	FY 2016 Guidance -
	Per Share
	Low	High

Net Income Attributable to CCP	$1.54	$1.60

Depreciation & Amortization	1.32	1.32
(Gain) / Loss on Real Estate Dispositions	(0.01)	(0.01)

NAREIT FFO	$2.85	$2.91

Deal Costs	0.03	0.03
Other	0.04	0.04

Normalized FFO	$2.92	$2.98

NON-GAAP FINANCIAL MEASURES RECONCILIATION
Same-Store Cash NOI
(Dollars in thousands)

	2Q16 vs 2Q15		2Q16 vs 1Q16		YTD 2016 vs YTD 2015
	2Q16	2Q15	2Q16	1Q16	YTD 2016	YTD 2015

Rental income	$82,316	$78,805	$82,316	$81,351	$163,667	$156,705

Adjustments:

Less: NOI excluded from same-store	(7,592)	(5,221)	(1,914)	(2,858)	(31,757)	(24,150)
Less: Non-cash rental income	(1,783)	(2,075)	(1,783)	(1,812)	(3,681)	(4,249)
Plus: 3 campuses not included in prior year financials	1,747	1,644	N/A	N/A	3,463	3,273
Plus: Lease modification fee	250	N/A	250	N/A	250	N/A

Total Adjustments	$(7,378)	$(5,652)	$(3,447)	$(4,670)	$(31,725)	$(25,126)
Same-Store Cash NOI	$74,938	$73,153	$78,869	$76,681	$131,942	$131,579
Percentage Increase/Decrease	2.4%		2.9%		0.3%

CONTACT:
Care Capital Properties, Inc.
Lori B. Wittman
Executive Vice President and Chief Financial Officer
lwittman@carecapitalproperties.com
312.881.4702